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                                                                    EXHIBIT 15.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 14, 2002, except for the disclosure of the omnibus agreement with Telmex included in Note 2c which is as of January 24, 2003, on our review of interim financial information of Alestra, S.de R.L. de C.V. and subsidiary (the "Company') as of and for the period ended September 30, 2002, is included in its Registration Statement dated February 11, 2003.

Very truly yours,
PricewaterhouseCoopers

/s/ Carlos Arreola Enriquez
Public Accountant


Monterrey, Nuevo Leon, Mexico
February 11, 2003